Exhibit 23.4

Consent of Independent Auditors

The Member

Bright House Networks, LLC:

We consent to the use of our report dated March 27, 2015, with respect to the consolidated balance sheets of Bright House Networks, LLC as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

(signed) KPMG LLP

New York, New York

July 27, 2015